Exhibit 99.1

For Information Contact
At Greater Bay Bancorp	At Silverman Heller Associates
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP COMPLETES EXCHANGE OFFERING

OF $150 MILLION OF SENIOR NOTES

PALO ALTO, Calif. – September 28, 2005 – Greater Bay Bancorp (Nasdaq:GBBK), a $7.2 billion in assets financial services holding company, today announced the completion of the exchange offer of $150 million of 5.125% senior notes, Series C, for a like amount of registered 5.125% senior notes, Series D. The exchange offer followed the initial private placement of the Series C senior notes, which occurred on April 12, 2005. All of the issued and outstanding Series C securities were tendered and exchanged for a like amount of Series D securities.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through Greater Bay Bank, N.A.’s community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized leasing and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004 and particularly the discussion of risk factors within such documents.

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